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                                                Filed pursuant to rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 1839 DATED 18TH MARCH 2008

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 10,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017
           CURRENTLY TOTALING A$ 1,304,895,000.00 (A$ 1,304,895,000.00
                             INCLUDING BUY BACKS)]

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2007, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.  (i)   Issuer:                                    Queensland Treasury Corporation

    (ii)  Guarantor:                                 The Treasurer on behalf of the Government of
                                                     Queensland

2.        Benchmark line:                            2017
                                                     (to be consolidated and form a single series
                                                     with QTC 6% Global A$Bonds due 14
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                                                     September 2017, ISIN US748305BG31)

3.        Specific Currency or Currencies:           AUD ("A$")

4.  (i)   Issue price:                               96.171%

    (ii)  Dealers' fees and commissions paid         No fee or commission is payable in respect of
          by Issuer:                                 the issue of the bond(s) described in these
                                                     final terms (which will constitute a "pricing
                                                     supplement" for purposes of any offers or sales
                                                     in the United States or to U.S. persons).
                                                     Instead, QTC pays fees and commissions in
                                                     accordance with the procedure described in the
                                                     QTC Offshore and Onshore Fixed Interest
                                                     Distribution Group Operational Guidelines.

5.        Specified Denominations:                   A$1,000

6.  (i)   Issue Date:                                19th March 2008

    (ii)  Record Date (date on and from which        6 March / 6 September. Security will be
          security is Ex-interest):                  ex-interest on and from 7 March / 7 September.

    (iii) Interest Payment Dates:                    14 March / 14 September

7.        Maturity Date:                             14 September 2017

8.        Interest Basis:                            6 per cent Fixed Rate

9.        Redemption/Payment Basis:                  Redemption at par

10.       Change of Interest Basis or                Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:                       Senior and rank pari passu with other senior,
                                                     unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:                   Senior and ranks pari passu with all its other
                                                     unsecured obligations

12.       Method of distribution:                    Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:                       6 per cent per annum payable semi-annually in
                                                     arrears

    (ii)  Interest Payment Date(s):                  14 March and 14 September in each year up to
                                                     and including the Maturity Date

    (iii) Fixed Coupon Amount(s):                    A$30 per A$1,000 in nominal amount
          (Applicable to bonds in definitive
          form)

    (iv)  Determination Date(s):                     Not Applicable

    (v)   Other terms relating to the method         None
          of calculating interest for Fixed
          Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:                   A$1,000 per bond of A$1,000 Specified
                                                     Denomination

                                                     (NB: If the Final Redemption Amount is other
                                                     than 100 per cent. of the nominal value the
                                                     bonds will be derivative securities for the
                                                     purposes of the Prospectus Directive and the
                                                     requirements of Annex XII to the Prospectus
                                                     Directive Regulation will apply and the Issuer
                                                     will prepare and publish a supplement to the
                                                     Prospectus)

15.       Early Redemption Amount(s) payable         Not Applicable
          on redemption for taxation reasons or on event of default and/or the method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                             Permanent Global Note not exchangeable for
                                                     Definitive Bonds

17.       Additional Financial Centre(s) or          Not Applicable
          other special provisions relating to
          Payment Dates:

18.       Talons for future Coupons or               No
          Receipts to be attached to Definitive
          Bonds (and dates on which such Talons
          mature):

19.       Other terms or special conditions:         Not Applicable

                                                     (When adding any other final terms
                                                     consideration should be given as to whether
                                                     such terms constitute "significant new factors"
                                                     and consequently trigger the need for a
                                                     supplement to the Prospectus under Article 16
                                                     of the Prospectus Directive)

DISTRIBUTION

20. (i)   If syndicated, names and addresses of      Not Applicable
          Managers and underwriting commitments:

    (ii)  Date of Dealer Agreement:                  18th March 2008

    (iii) Stabilizing Manager(s) (if any):           Not Applicable

21.       If non-syndicated, name and address of     UBS AG, Australia Branch
          relevant Dealer:                           Level 25, Governor Phillip Tower
                                                     1 Farrer Place
                                                     Sydney  NSW  2000

22.       Whether TEFRA D or TEFRA C rules           TEFRA Not Applicable
          applicable or TEFRA rules not
          applicable:

23.       Non exempt Offer                           Not Applicable
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                                                     (N.B. Consider any local regulatory
                                                     requirements necessary to be fulfilled so as to
                                                     be able to make a non-exempt offer in relevant
                                                     jurisdictions. No such offer should be made in
                                                     any relevant jurisdiction until those
                                                     requirements have been met. Non-exempt offers
                                                     may only be made into jurisdictions in which
                                                     the base prospectus (and any supplement) has
                                                     been notified/passported.)

24.       Additional selling restrictions:           Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

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                           PART B--OTHER INFORMATION

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1.     LISTING AND ADMISSION TO TRADING

       (i) Listing                                   Bourse de Luxembourg.

       (ii) Admission to trading:                    Application has been made by the Issuer (or on
                                                     its behalf) for the bonds to be admitted to
                                                     trading on the regulated market of the Bourse
                                                     de Luxembourg with effect from the Issue Date.

                                                     (Where documenting a fungible issue need to
                                                     indicate that original securities are already
                                                     admitted to trading.)

2.     RATINGS

       Ratings:                                      The bonds to be issued have been rated:
                                                     S&P:     AAA
                                                     Moody's: Aaa

                                                     An obligation rate 'AAA' by S&P has the highest
                                                     credit rating assigned by Standard & Poor's.
                                                     The obligor's capacity to meet its financial
                                                     commitment on the obligation is extremely
                                                     strong.

                                                     Obligations rated 'AAA' by Moody's are judged
                                                     to be of the highest quality with minimal
                                                     credit risk.

                                                     A credit rating is not a recommendation to buy,
                                                     sell or hold securities and may be revised or
                                                     withdrawn by the rating agency at any time.
                                                     Each rating should be evaluated independently
                                                     of any other rating.

                                                     (The above disclosure should reflect the rating
                                                     allocated to bonds issued under the bond
                                                     facility generally or, where the issue has been
                                                     specifically rated, that rating.)

3.     INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests]

[(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.     REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)    Reasons for the Offer:                        See "Use of Proceeds" section in the prospectus
                                                     supplement--if reasons for offer different from
                                                     making profit and/or hedging certain risks will
                                                     need to include those reasons here.

(ii)   Estimated net proceeds:                       Not Applicable.
                                                     (If proceeds are intended for more than
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                                                     one use will need to split out and present in
                                                     order of priority. If proceeds insufficient to
                                                     fund all proposed uses state amount and sources
                                                     of other funding.)

(iii)  Estimated total expenses:                     Not Applicable.
                                                     [Expenses are required to be broken down into
                                                     each principal intended "use" and presented in
                                                     order of priority of such "uses".]

5.     YIELD

       Indication of yield:                          6.56%
                                                     Calculated as 7 basis points less than the
                                                     yield on the equivalent A$ Domestic Bond issued
                                                     by the Issuer under its Domestic A$ Bond
                                                     Facility on the Trade Date. The yield is
                                                     calculated at the Trade Date on the basis of
                                                     the Issue Price. It is not an indication of
                                                     future yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                                    US748305BG31

(ii)   Common Code:                                  027594204

(iii)  CUSIP Code:                                   748305BG3

(iv)   Any clearing system(s) other than             Not Applicable
       Depositary Trust Company, Euroclear Bank
       S.A./N.V. and Clearstream Banking, societe anonyme and the relevant identification number(s):

(v)    Delivery:                                     Delivery free of payment

(vi)   Names and addresses of additional Paying      [____]
       Agent(s) (if any):

7.     TERMS AND CONDITIONS OF THE OFFER

(i)    Offer Price;                                  Not applicable

(ii)   [Conditions to which the offer is subject;]   Not applicable

(iii)  [Description of the application process;]     Not applicable

(iv)   [Details of the minimum and/or maximum        Not applicable
       amount of application;]

(v)    [Description of possibility to reduce         Not applicable
       subscriptions and manner for refunding
       excess amount paid by applicants;]

(vi)   [Details of the method and time limits for    Not applicable
       paying up and delivering the bonds;]

(vii)  [Manner in and date on which results of the   Not applicable
       offer are to be made public;]
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(viii) [Procedure for exercise of any right of       Not applicable
       pre-emption, negotiability of subscription rights and treatment of subscription rights not exercised;]

(ix)   [Categories of potential investors to which   Not applicable
       the bonds are offered and whether
       tranche(s) have been reserved for certain countries;]

(x)    [Process for notification to applicants of    Not applicable
       the amount allotted and the indication
       whether dealing may begin before
       notification is made;]

(xi)   [Amount of any expenses and taxes             Not applicable
       specifically charged to the subscriber or Purchaser;]

(xii)  [Name(s) and address(es), to the extent       None
       know to the Issuer, of the placers in the various countries where the offer takes place.]
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